Exhibit 99


 BOCA RATON, FLORIDA - June 17, 1998 - Levitz Furniture Corporation ("Levitz"), one of the nation's largest specialty retailers of furniture, today announced the conclusions of a major study of regional markets across the country that has been ongoing for several months. The study weighed current and future competitive strength and current realizable real estate values. Consequently, the company has decided to close 13 stores in 5 markets where it lacks market dominance and expects to open stores in 7 markets where its competitive position is already strong. The company will seek court approval in its reorganization case for these actions.

 Markets affected by closures are Orlando and Tampa, FL, St. Louis, MO, San Diego, CA, and Denver, CO. Levitz will seek to open approximately 15 new leased sites in the next eighteen-month period, primarily in the New York, Los Angeles, Seattle and Philadelphia metropolitan areas. New sites would be serviced from existing distribution facilities for maximum efficiency.

 The company is actively reviewing several sites in the referenced markets and will aggressively pursue opening stores in these areas. Additionally, negotiations are close to conclusion for the relocation of the main Phoenix store, which opened in 1963.

 Contact:  Mike McCreery
           561-994-5151